10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

November 2011

Members and Friends:

Check out our new website, with new photos and formatting.

Please Note: This newsletter can be accessed at www.sireethanol.com, select the ‘SIRE Newsletter’ tab on the left hand side of the page.

The SIRE Newsletter will go paperless after the 2012 Annual Meeting in March. Go Green and sign up to receive the newsletter by email.  See instructions posted on our website.

Safety- We are proud to have continued to work without a lost time day accident since October 23, 2009 (768 days as of November 30, 2011, over two years); we have also reduced our accident incident rate by half over the past twelve months. These results reflect the commitment to safety of each department, and a concerted effort to provide continuous and results based training to our employees.

The results of our October ERI Safety Audit placed us with the highest score we have received to date; this placed us in the “exceptional” rating again. The Safety Committee continues to be a strong part of our overall plant safety culture. The Safety Committee is made up of a representative from each department. Each meeting also consists of a walking tour of a particular area of the plant.

Financials- Our Form 10-K and a press release with our financial results for the 4th Quarter ended September 30, 2011 were filed with the SEC on November 22, 2011. You can access the Form 10-K report and the press release at our website www.sireethanol.com . Click on the Investor Relations Tab and select “SIRE’s SEC forms are available for viewing on the SEC's website- View”.  This report contains additional statistical information reported on a quarterly and year end basis.

Operations- This past quarter, we reached a record 30.8 million gal of ethanol production; our yield was 2.86 gal of ethanol per bushel. The most significant issues we experienced this past quarter were dealing with heat and the record flooding in our area.

September and October saw the high river levels recede. We were relieved that the plant saw minimal impact from the flooding. However, many of our members, farmers and other customers certainly have a significant amount of clean up, and the river bottom fields are covered with sand and sediment.

Our corn oil project continues to go well. We consider the initial investment a very successful addition to the plant. As we have refined our process we have seen a positive increase in the amount of corn oil produced.
In August we had our fall shut down. Due to some needed repairs to our beer well, we completed the shut down two weeks ahead of schedule. Over all, the shutdown was successful, we had no accidents or injuries, the targeted areas were cleaned and repaired, and the plant was up and running with improved performance in four days.

During FY 2011 we used 40.8 million bushels of corn in our process. We want to thank you to our members who delivered to the plant for keeping us supplied with corn.

SIRE Newsletter – Volume V Issue 5
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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Human Resources and Training-
Our personnel continue to be stable. This quarter training was provided to all process employees, focusing on distillation, evaporation, energy center, steam dryers, and fermentation. This is an advanced review and training; our goal is to continue to increase the overall knowledge of our work force. We also had training on the water treatment process, and process hazard analysis and job hazard analysis.

Markets- The expectations for a tight corn balance sheet continue into for next year. The Southwest Iowa area has seen good results for the new crop corn. With the political season beginning full force, we continue to watch how ethanol is supported or represented in the press. The SIRE Political Action Committee has sent out a letter requesting donations, and we plan to work with Iowa Renewable Fuels and our area representatives to distribute the funds and work to raise awareness of the benefits of ethanol production to the area and the nation. Last year we raised over $5,000 from over 50 members and employees. Our contributions were combined with other PACs representing renewable fuels and brought our issues and concerns in front of 48 individuals up for election in the Iowa and federal races.

Subordinated Note Update- The Subordinated Debt Offering will be finalized shortly and will be offered in a separate mailing to members.  Look for further information in coming weeks.

General Manager Notes-
This Quarter ending September 30, 2011 saw the Missouri river waters recede. The plant continued to run well, and we were able to receive corn and other trucks during the entire period. As we stated in our press release issued with the filing of our 10-K, we made significant progress improving our cash position, while reducing our debt by $14.3 million. This past quarter the Plant saw better ethanol pricing and margins. We are off to an exciting 1st Quarter of FY 2012; we continue to see improved plant performance, and gains in productions and margins.

I want to thank everyone for your support during the past year. A special thanks to all our staff for their hard work, energy and positive attitudes as we worked through the flood and other challenges of 2011. I am looking forward to continued improvement in our financial performance.

Annual Member Meeting-
Please plan to attend our Annual Meeting. It is scheduled on March 16, 2012, at the Treynor Community Center, starting at 1 pm. Our Annual Report and Proxy will be posted on our website and with the SEC. Post Cards will be sent to remind you of the meeting and instructions on how to send in your vote. As always, copies will be available by contacting our office.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.
Thank you for your support

Brian Cahill, General Manager/CEO

Sign up to receive our Newsletter by email on the SIRE website, www.sireethanol.com

SIRE Newsletter – Volume V Issue 5
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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